Exhibit 99.2

Domtar Corporation

Letter to Clients

Offers to Exchange

Any and All of the Outstanding

7.875% Domtar Inc. Notes due 2011	5.375% Domtar Inc. Notes due 2013
(CUSIP 257561AU4)	(CUSIP 257561AV2)

7 1/8% Domtar Inc. Notes due 2015	9 1/2% Domtar Inc. Debentures due 2016
(CUSIP 257561AW0)	(CUSIP 257561AT7)

for

An Equal Principal Amount of Newly-Issued Domtar Corporation Notes of the Corresponding Series and Solicitation of Consents for Amendment of the Related Indentures

EACH EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER 14, 2007, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”). IN ORDER TO BE ELIGIBLE TO RECEIVE THE EARLY CONSENT PAYMENT, HOLDERS OF THE DOMTAR INC. NOTES MUST VALIDLY TENDER AND NOT WITHDRAW THEIR DOMTAR INC. NOTES ON OR PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 30, 2007, UNLESS EXTENDED BY US WITH RESPECT TO ONE, OR MORE OF THE EXCHANGE OFFERS (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED WITH RESPECT TO ONE, OR MORE OF THE EXCHANGE OFFERS, THE “EARLY CONSENT DATE”).

October 17, 2007

To Our Clients:

We are enclosing a Prospectus and Consent Solicitation Statement, dated October 17, 2007 (the “Prospectus”), of Domtar Corporation (“Domtar Corp.”), and a related Letter of Transmittal and Consent (the “Letter of Transmittal”), relating to (i) the offers by Domtar Corp. to exchange any and all of the securities of Domtar Inc. of each series (the “Domtar Inc. notes”) listed above for newly issued Domtar Corp. notes of the corresponding series (the “exchange offers”) and (ii) the solicitation by Domtar Corp. (the “consent solicitations”) of consents (the “consents”) from holders of each series of Domtar Inc. notes to certain proposed amendments (the “proposed amendments”) to the indenture governing such series of the Domtar Inc. notes (each, a “Domtar Inc. indenture”) described in the Prospectus, on the terms and subject to the conditions set forth in the Prospectus and Letter of Transmittal. If you tender the Domtar Inc. notes, you will, by the act of tendering, be consenting to certain amendments to the applicable Domtar Inc. indenture as described in the Prospectus and the Letter of Transmittal. Domtar Corp.’s obligation to purchase tendered notes is subject to certain conditions summarized below under “Conditions.” Please see the section of the Prospectus entitled “The exchange offers—Conditions to the exchange offers and consent solicitations” for further details.

For your convenience, we summarize certain terms of the exchange offers and the consent solicitations below. This summary is not complete. You should read the Prospectus for a more detailed description of the terms of the exchange offers and the consent solicitations.

The exchange offers and consent solicitations

Domtar Corp. is offering to exchange, for each $1,000 principal amount of the Domtar Inc. notes, $1,000 principal amount of newly-issued corresponding Domtar Corp. notes with the same interest rate and maturity date (the “Domtar Corp. notes”) and a cash payment representing accrued and unpaid interest to, but not including, the settlement date (the “outstanding interest payment”). The total cash payment for each series of Domtar Inc. notes will include an early consent payment of $2.50 for each $1,000 principal amount of Domtar Inc. notes tendered (the “early consent payment”), which will be paid only to holders who validly tender and do not validly withdraw their Domtar Inc. notes on or prior to the applicable early consent date and the outstanding interest payment. Holders who validly tender their Domtar Inc. notes after the applicable early consent date will receive, for each $1,000 principal amount of Domtar Inc. notes tendered, the outstanding interest payment on such Domtar Inc. notes, but not the early consent payment.

Holders who tender Domtar Inc. notes pursuant to the exchange offers and consent solicitations will be deemed to consent with respect to the proposed amendments.

The exchange offer and consent solicitation for each series of Domtar Inc. notes is being made independently of the other exchange offers and consent solicitations. Domtar Corp. reserves the right to amend, extend or terminate each exchange offer and consent solicitation independently of the other exchange offers and consent solicitations, as described in the Prospectus.

Canadian proxy solicitations and debenture acquisitions

Concurrently with the exchange offers, Domtar Inc. will solicit proxies from holders of its outstanding Canadian dollar denominated debt securities (the “Canadian debentures”) for use at a meeting of holders of each series of such debentures, at which Domtar Inc. will seek approval of such holders to amend the indentures pursuant to which such series of debentures were issued to provide Domtar Corp. with the right to acquire, at any time, all outstanding Canadian debentures of such series in consideration for the issuance of an equal principal amount of Domtar Corp.’s newly issued debt securities of the corresponding series (the “Canadian proxy solicitations”). If such amendment is approved by the holders of a series of the Canadian debentures, Domtar Corp. intends to acquire all of the outstanding Canadian debentures of such series in exchange for newly issued debt securities of Domtar Corp. concurrently with the consummation of the exchange offers.

Withdrawal rights

You may withdraw tendered Domtar Inc. notes and revoke consents with respect thereto at any time prior to the applicable early consent date, but not thereafter. A valid withdrawal of tendered Domtar Inc. notes will also constitute the revocation of the related consent to the proposed amendment to the applicable indenture. You may only revoke your consent by validly withdrawing the tendered Domtar Inc. notes prior to the applicable early consent date. You may not withdraw tendered Domtar Inc. notes or revoke consents with respect thereto after the applicable early consent date, even if Domtar Corp. otherwise extends the expiration of the exchange offers. If for any reason tendered notes are not accepted for exchange, they will be returned as soon as practicable after the expiration or termination of the exchange offers.

Conditions

The exchange offers and consent solicitations are subject to certain conditions that Domtar Corp. may assert or waive. The conditions include, among other things, the condition that there shall have been validly tendered and not withdrawn pursuant to the exchange offers an aggregate principal amount of Domtar Inc. notes that, together with the U.S. dollar equivalent of the aggregate principal amount of Canadian debentures that Domtar Corp. has the right to acquire as a result of the Canadian proxy solicitations, is at least equal to 75% of the sum of the aggregate outstanding principal amount of the Domtar Inc. notes and the U.S. dollar equivalent of the aggregate outstanding principal amount of the Canadian debentures. For additional information, see the section of the Prospectus entitled “The exchange offers—Conditions to the exchange offers and consent solicitations.”

How to accept an offer

We are the holder of your Domtar Inc. notes through our account with the Depository Trust Company (“DTC”). A tender of such Domtar Inc. notes can be made only by us as a DTC participant and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Domtar Inc. notes held by us for your account.

Please instruct us as to whether you wish us to tender any or all of the Domtar Inc. notes we hold for your account, on the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal.

We request instructions as to whether you wish to tender any or all of your Domtar Inc. notes held by us through our DTC account pursuant to the terms and conditions set forth in the Prospectus and the Letter of Transmittal. You may instruct us to tender any or all of your Domtar Inc. notes by completing, executing and returning to us the instruction form contained in this letter. An envelope to return your instruction form to us is enclosed. If you authorize us to tender your Domtar Inc. notes, we will tender all of your Domtar Inc. notes unless otherwise specified in your instruction form. Please forward your instructions to us as promptly as possible (but no later than three business days prior to the expiration of the exchange offers) in order to permit us to tender your Domtar Inc. notes in accordance with the provisions of the exchange offers.

We urge you to read the Prospectus and the Letter of Transmittal carefully before instructing us to tender your Domtar Inc. notes. You may use the attached form to give your instructions.

PLEASE RETURN YOUR INSTRUCTIONS TO US IN THE ENCLOSED ENVELOPE OR CONTACT YOUR REPRESENTATIVE FOR INSTRUCTIONS TO PERMIT US TO TENDER YOUR DOMTAR INC. NOTES PRIOR TO THE EXPIRATION DATE.

Instructions to the Depository Trust Company Participant

To the Participant of The Depository Trust Company:

The undersigned hereby acknowledge(s) receipt of the Prospectus and Consent Solicitation Statement, dated October 17, 2007 (the “Prospectus”), of Domtar Corporation and the related Letter of Transmittal and Consent (the “Letter of Transmittal”) relating to the offers to exchange all of the securities of Domtar Inc. of each series described in the Prospectus for an equal principal amount of newly-issued notes of Domtar Corporation of the corresponding series on the terms and subject to the conditions set forth in the Prospectus and Letter of Transmittal.

This will authorize you to tender the undersigned notes and/or debentures and to deliver the undersigned’s consent with respect to the principal amount(s) of Domtar Inc. notes indicated below held by you for the account or benefit of the undersigned, pursuant to the terms and conditions set forth in the Prospectus.

Name(s) of beneficial owner(s):

Signature(s):

Name(s):

(Please Print)

Address(es):

Telephone Number(s):

Taxpayer Identification or

Social Security Number(s):

My Account Number With You:

Principal Amount of 7.875% Domtar Inc. Notes due 2011 Beneficially Owned:

Principal Amount of 7.875% Domtar Inc. Notes due 2011 to Tender and As to Which Consent is Given (must be an integral multiple of $1,000):

Principal Amount of 5.375% Domtar Inc. Notes due 2013 Beneficially Owned:

Principal Amount of 5.375% Domtar Inc. Notes due 2013 to Tender and As to Which Consent is Given (must be an integral multiple of $1,000):

Principal Amount of 7 1/8% Domtar Inc. Notes due 2015 Beneficially Owned:

Principal Amount of 7 1/8% Domtar Inc. Notes due 2015 to Tender and As to Which Consent is Given (must be an integral multiple of $1,000):

Principal Amount of 9 1/2% Domtar Inc. Debentures due 2016 Beneficially Owned:

Principal Amount of 9 1/2% Domtar Inc. Debentures due 2016 to Tender and As to Which Consent is Given (must be an integral multiple of $1,000):

Date: